SHELLTIME 4

Time Charter Party

  JANAUARY 18TH, 2007

	IT IS THIS DAY AGREED between Shinyo Mariner Limited	1
	~~of~~ (hereinafter referred to as “Owners”), being owners of the	2
	good motor vessel called M/T Shinyo Mariner	3
	(hereinafter referred to as “the vessel”) described as per Clause 1 hereof and Dalian Ocean Shipping Co. of No. 29 QiQi Street, Zhongshan Dist., Dalian, China 116001	4
	(hereinafter referred to as “Charterers”):	5
Description and	1. At the date of delivery of the vessel under this charter	6
Condition of	(a) she shall be classed: NK	7
Vessel	(b) she shall be in every way fit to carry crude petroleum ~~and/or its product~~ or no heat fuel oil or crude condensate or orimulsion	8
	(c) she shall be tight, staunch, strong, in good order and condition, and in every way fit for the	9
	service, with her machinery, boilers hull and other equipment (including but not limited to hull stress calculator	10
	and radar) in a good and efficient state:	11
	(d) her tanks, valves and pipelines shall be oil-tight;	12
	(e) she shall be in every way fitted for burning	13
	at sea - fuel oil with a maximum viscosity of ~~Owners pls advise~~ 380 centistokes at 50 degrees centigrade ~~Centistokes at 50 degrees Centigrade/any~~	14
	~~commercial grade of fuel oil (“ACGFO”)~~ for main propulsion, marine ~~diesel~~ gas oil~~/ACGFO~~ 	15
	for auxiliaries	16
	in port - marine ~~diesel~~ gas oil/~~ACGFO~~ for auxiliaries, but always acceptable by the engines of the Vessel;	17
	(f) she shall comply with the regulations in force so as to enable her to pass through the Suez ~~and~~	18
	~~Panama~~ Canals by day and night without delay in good weather and sea condition;	19
	(g) she shall have on board all certificates, documents and equipment required from time to time by	20
	any applicable law to enable her to perform the charter service without delay;	21
	(h) she shall comply with the description in attached Q88 and VPQ , which form an integral part of this Charter and are fully incorporated herein, including technical details and guarantee speed&consumption per date ~~Form B~~ appended hereto, provided however that if there	22
	is any conflict between the provisions of such attached Q88 and VPQ as referred above, ~~Form B~~ and any other provision, including this Clause 1, of this charter	23
	such other provision shall govern. (See Clause 24A)	24
Shipboard	2. (a) At the date of delivery of the vessel under this charter and throughout the charter service	25
Personnel	(i) she shall have a full and efficient complement of master, officers and crew for a vessel of her	26
and their Duties	tonnage, who shall in any event be not less than the number required by the laws of the flag state and who shall be	27
	trained to operate the vessel and her equipment competently and safely;	28
	(ii) all shipboard personnel shall hold valid certificates of competence in accordance with the	29
	requirements of the law of the flag state;	30
	(iii) all shipboard personnel shall be trained in accordance with the relevant provisions of the	31
	International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978;	32
	(iv) there shall be on board sufficient personnel with a good working knowledge of the English	33
	language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and	34
	to enable communications between the vessel and those loading the vessel or accepting discharge therefrom to be	35
	Carried out quickly and efficiently.	36
	(b) Owners guarantee that throughout the charter service the master shall with the vessel’s officers	37
	and crew, unless otherwise ordered by Charterers,	38
	(i) prosecute all voyages with the utmost despatch;	39
	(ii) render all customary assistance; and	40
	(iii) load and discharge cargo as rapidly as possible when required by Charterers or their agents	41
	to do so, by night or by day, but always in accordance with the laws of the place of loading or discharging (as the	42
	case may be) and in each case in accordance with any applicable laws of the flag state.	43
	3. (i) Throughout the charter service Owners shall, whenever the passage of time, wear and tear or any	44
	event (whether or not coming within Clause 27 hereof) required steps to be taken to maintain or restore the	45
	conditions stipulated in Clauses 1 and 2(a), exercise due diligence so to maintain or restore the vessel.	46
	(ii) If at any time whilst the vessel is on hire under this charter the vessel fails to comply with the	47
	requirements of Clauses 1,2(a) or 10 then hire shall be reduced to the extent necessary to indemnify Charterers	48
	. If and to the extent that such failure affects the time taken by the vessel to perform any services	49

	under this charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time	50
	so lost.	51
	Any reduction of hire under this sub-Clause (ii) shall be without prejudice to any other remedy	52
	available to Charterers, but where such reduction of hire is in respect of time lost, such time shall be excluded	53
	from any calculation under Clause 24.	54
	(iii) If Owners are in breach of their obligation under Clause 3(i) Charterers may so notify Owners in	55
	writing: and if, after the expiry of 30 days following the receipt by Owners of any such notice, Owners have failed	56
	to demonstrate to Charterers’ reasonable satisfaction the exercise of due diligence as required in Clause 3(i), the	57
	vessel shall be off-hire, and no further hire payments shall be due, until Owners have so demonstrated that they	58
	are exercising such due diligence.	59
	Furthermore, excluding periodical Drydocking and / or repairs at any time after the expiry of 30 days while the vessel is off-hire under this Clause 3 Charterers have the	60
	option to terminate this charter by giving notice in writing with effect from the date on which such notice of	61
	termination is received by Owners or from any later date stated in such notice. This sub-Clause (iii) is without	62
	prejudice to any rights of Charterers or obligations of Owners under this charter or otherwise (including without	63
	limitation Charterers rights under Clause 21 hereof).	64
Period Trading	4. Owners agree to let and Charterers agree to hire the vessel for a period of 3 years and approximately 5 months firm time charter until June 2010 plus or minus 45 days chopt. Owners confirm that June 2010 is the anniversary date of the vessel's delivery from the shipyard. Charterers option for further 2 years to be declared 3 mons prior to expiry of firm period.	65
Limits	commencing from the time and date of delivery of the vessel, for the purpose of carrying all lawful merchandise	66
	(subject always to Clause 28) including in particular crude oil or its condensates, No Heat Crude and Fuel oil, orimulsion. Maximum 3 grades within vessel's natural segregation. Charterers have the option of loading more than 3 grds subject to master's approval and with line and pump contamination where necessary as provided within the provisions of the Texaco Compatibility clause ( inserted wording as Rider Clause 86). Last three cargoes to be advised. Cargoes not to be injurious to vessel’s tanks, pumps, pipes lines and valves or to vessels crew.	67
	in any part of the world, as Charterers shall direct, subject to the limits of the current IWL  ~~British Institute Warranties.~~	68
	any subsequent amendments thereof worldwide excluding Albania, Israel, North Korea, Alaska, Lebanon Cambodia, Namibia, Haiti, and Cuba, also excluding any country, which may from time to time be prohibited by the vessel’s flag or the United Nations. Notwithstanding the foregoing, but subject to Clause 35. Charterers	69
	may order the vessel to ice-bound waters, vessel not to trade in ice nor follow ice-breakers unless subject to Master’s consent or to any part of the world outside such limits provided that Owners	70
	consent thereto (such consent not to be unreasonably withheld) and that Charterers pay for any insurance	71
	premium required by the vessel’s underwriters as a consequence of such order.	72
	Charterers shall use due diligence to ensure that the vessel is only employed between and at safe places	73
	(which expression when used in this charter shall include ports, berths, wharves, docks, anchorages, submarine	74
	lines, alongside vessels or lighters, and other locations including locations at sea) where she can safely lie always	75
	afloat. Notwithstanding anything contained in this or any other clause of this charter~~.~~ Charterers do not warrant	76
	the safety of any place to which they order the vessel and shall be under no liability in respect thereof except for	77
	loss or damage caused by their failure to exercise due diligence as aforesaid. Subject as above, the vessel shall be	78
	loaded and discharged at any places as Charterers may direct, provided that Charterers shall exercise due	79
	diligence to ensure that any ship-to-ship transfer operations shall conform to standards not less than those set out	80
	in the latest published edition of the ICS/OCIMF Ship-to Ship Transfer Guide and/or ISGOTT requirements.	81
	The vessel shall be delivered by Owners at ~~a safe port one safe berth World Wide,~~ Singapore	82
	~~at Owners’ option~~ and redelivered to Owners at one safe port one safe berth ~~World Wide~~ at Fujairah/Japan range.	83
	at Charterers’ option. The delivery/ redelivery notice should be provided by Owners/ Charterers. The delivery notice should be provided by Owners with 10/7 days close notice and definite notices of 5/3/2/1 day with daily updates, and Initially approximate redelivery notices should be provided by Charterers within 30 days/ 20 days/ 15 days and daily updates of the redelivery prospects. Then 12/10/7 days closer notices and definite notices of 5/3/2/1 day with daily updates follow. Both parties recognize that such notices are conditions to this charter in order to effect delivery and redelivery.	84

Laydays/	5. The vessel shall not be delivered to Charterers before 25th January, 2007. Charterers shall	85
Cancelling	have the option of cancelling this charter if the vessel is not ready and at their disposal on or before 25th February, 2007	86
Owners to	6. Owners undertake to provide and to pay for all provisions, wages, and shipping and discharging fees	87
Provide	and all other expenses of the master, officers and crew; also, except as provided in Clauses 4 and 34 hereof, for all	88
	insurance on the vessel, for all deck, cabin and engine-room stores, and for water, except used for tank cleaning	89
	for all drydocking, overhaul,	89
	maintenance and repairs to the vessel; and for all fumigation expenses and de-rat certificates. Owners’	90
	obligations under this Clause 6 extend to all liabilities for customs or import duties arising at any time during the	91
	performance of this charter in relation to the personal effects of the master, officers and crew, and in relation to	92
	the stores, provisions and other matters aforesaid which Owners are to provide and pay for and Owners shall	93
	refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of	94
	any such liability. Any amounts allowable in general average for wages and provisions and stores shall be credited	95
	to Charterers insofar as such amounts are in respect of a period when the vessel is on-hire.	96
Charterers to	7. Charterers shall provide and pay for all fuel ~~(except fuel used for domestic services)~~, towage and	97
Provide	Pilotage and shall pay agency fees, compulsory port charges, commissions, expenses of loading and unloading cargoes, canal	98
	dues and all charges other than those payable by Owners in accordance with Clause 6 hereof, provided that all	99
	charges which are part of port tariff for the said items shall be for Owners’ account when such items are consumed, employed or incurred for	100
	Owners’ purposes or while the vessel is off-hire (unless such items reasonably relate to any service given or	101
	distance made good and taken into account under Clause 21 or 22); and provided further that any fuel used in	102
	connection with a general average sacrifice or expenditure shall be paid for by Owners.	103
Rate of	8. Subject as herein provided, Charterers shall pay for the use and hire of the vessel at the rate of	104
Hire	$32,800/day for firm period and $31,800/day for optional period all inclusive less 1.25 pct add comm and 1.25 pct brokerage to Seagos as per Clause 95 from the time and date of her delivery (GMT ~~local~~	105
	~~time~~) until the time and date of her redelivery (GMT ~~local time~~) to Owners.	106
Payment of	9. Subject to Clause 3(iii), payment of hire shall be made in immediately available funds to / or Owners’ nominated account:	107
Hire	Account Nordea Bank Danmark A/S Strandgade 3, DK-0900 Copenhagen C, Denmark Swift: NDEADKKK Account number: 5036148715 IBAN number: DK0620005036148715 Beneficiary: Shinyo Sawako Limited	108
	In 30 days per calendar month in advance less:	109
	(i) any hire paid which Charters reasonably estimate to relate to off-hire periods, and	110
	(ii) with documentary support / evidence, any amounts disbursed on Owners’ behalf, any advances and commission thereon, and	111
	charges which are for Owners’ account pursuant to any provision hereof, and	112
	(iii) with documentary support / evidence, any amounts due or reasonably estimated to become due to Charterers under Clause 3(ii) or	113
	24 hereof,	114
	any such adjustments to be made at the due date for the next monthly payment after the facts have been	115
	ascertained. Charterers shall not be responsible for any delay or error by Owners’ bank in crediting Owner’	116
	account provided that Charterers have made proper and timely payment.	117
	In default of such proper and timely payment,	118
	(a) Owners shall notify Charterers of such default and Charterers shall within seven days of receipt of	119
	such notice pay to Owners the amount due including interest, failing which Owners may withdraw the vessel from	120
	the service of Charterers without prejudice to any other rights Owners may have under this charter or otherwise;	121
	and	122
	(b) Interest on any amount due but not paid on the due date shall accrue from the day after that date	123
	up to and including the day when payment is made, at a rate per annum which shall be 1% above the U.S. Prime	124

	Interest Rate as published by The Hongkong and Shanghai Banking Corporation Limited New York at 12:00 ~~the Chase Manhattan Bank in New York~~ at 12:00 New York time on the due date.	125
	or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which	126
	such a rate was so published, computed on the basis of a 360 day year of twelve 30-day months, compounded	127
	semi-annually.	128
Space	10. The whole reach, burthen and decks of the vessel and any passenger accommodation (including	129
Available to	Owners’ suite) shall be at Charterers’ disposal, reserving only proper and sufficient space for the vessel’s master,	130
Charterers	officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall	131
	not, unless specially agreed, exceed 1000 metric tonnes at any time during the charter period.	132
Overtime	~~11. Overtime pay of the master, officers and crew in accordance with ship’s articles shall be for Charterers’~~	133
	~~account when incurred, as a result of complying with the request of Charterers or their agents, for loading,~~	134
	~~discharging, heating of cargo, bunkering or tank cleaning.~~ 	135
Instructions	12. Charterers shall from time to time give the master all requisite instructions and sailing directions, and	136
and Logs	he shall keep a full and correct log of the voyage or voyages, which Charterers or their agents may inspect as	137
	required, The master shall when requested furnish Charterers or their agents with a true copy of such log and with	138
	properly completed loading and discharging port sheets and voyage reports for each voyage and other returns as	139
	Charterers may require. Charterers shall be entitled to take copies at Owners’ expense of any such documents	140
	which are not provided by the master.	141
Bill of	13. (a) The master (although appointed by Owners) shall be under the orders and direction of	142
Lading	Charterers as regards employment of the vessel, agency and other arrangements, and shall sign bills of lading as	143
	Charterers or their agents may direct (subject always to Clauses 35(a) and 40) without prejudice to this charter.	144
	Charterers hereby indemnify Owners against all consequences or liabilities that may arise	145
	(i) from signing bills of lading in accordance with the directions of Charterers, or their agents, to	146
	the extent that the terms of such bills of lading fail to conform to the requirements of this charter, or (except as	147
	provided in Clause 13(b)) from the master otherwise complying with Charterers or their agents orders:	148
	(ii) from any irregularities in papers supplied by Charterers or their agents.	149
	(b) Notwithstanding the foregoing, Owners shall not be obliged to comply with any orders from	150
	Charterers to discharge all or part of the cargo	151
	(i) at any place other than that shown on the bill of lading and/or	152
	(ii) without presentation of an original bill of lading	153
	unless they have received from Charterers both written confirmation of such orders and an	154
	indemnity in a form acceptable to Owners.	155
Conduct of	14. If Charterers complain of the conduct of the master or any of the officers or crew, Owners shall	156
Vessel’s	immediately investigate the complaint, If the complaint proves to be well founded, Owners shall, without delay.	157
Personnel	make a change in the appointments and Owners shall in any event communicate the result of their investigations	158
	to Charterers as soon as possible.	159
Bunkers at	~~15. Charterers shall accept and pay for all bunkers on board at the time of delivery, and Owners shall on~~	160
Delivery and	~~redelivery (whether it occurs at the end of the charter period or on the earlier termination of this charter) accept~~	161
Redelivery	~~and pay for all bunkers remaining on board, at the then current market prices at the port of delivery or redelivery,~~	162
	~~as the case may be, or if such prices are not available payment shall be at the then current market prices at the~~ 	163
	~~nearest port at which such prices are available; provided that if delivery or redelivery does not take place in a port~~	164
	~~payment shall be at the price paid at the vessel’s last port of bunkering before delivery or redelivery, as the case~~ 	165
	~~may be. Owners shall give Charterers the use and benefit of any fuel contracts they may have in force from time to~~	166

~~time, if so required by Charterers, provided suppliers agree.~~ Vessel will be delivered to Charterers with sufficient bunkers to reach nearest main bunkering port, actual quantity to be advised later. Charterers and Owners to jointly appoint and pay for an independent surveyor to assess quantity of bunkers on delivery and redelivery. Charterers shall accept and pay for all bunkers on board at the time of delivery, and Owners shall on redelivery accept and pay for all bunkers remaining on board. Bunkers remaining on board on delivery to be as on board but sufficient to reach the nearest normal main bunkering port. Bunkers remaining on board on redelivery to be about same quantity as on delivery but sufficient quantity to reach nearest main bunkering port. Price on delivery and redelivery to be at actual price of last supply net of all rebates / discounts. Cost of bunkering remaining on board on delivery to be paid with first hire. Estimated cost of bunkers on redelivery to be deducted from last hire.
		167

Stevedores,	16. Stevedores when required shall be employed and paid by Charterers, but this shall not relieve Owners	168
Pilots, Tugs	from responsibility at all times for proper stowage, which must be controlled by the master who shall keep a strict	169
	account of all cargo loaded and discharged. Owners hereby indemnify Charterers, their servants and agents	170
	against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of	171
	pilots, tugboats or stevedores, who although employed by Charterers shall be deemed to be the servants of and in	172
	the service of Owners and under their instructions (even if such pilots, tugboat personnel or stevedores are in fact	173
	the servants of Charterers their agents or any affiliated company); provided, however, that	174
	(i) the foregoing indemnity shall not exceed the amount to which Owners would have been	175
	entitled to limit their liability if they had themselves employed such pilots, tugboats or stevedores, and	176
	(ii) Charterers shall be liable for any damage to the vessel caused by or arising out of the use of	177
	stevedores, fair wear and tear excepted, to the extent that Owner are unable by the exercise of due diligence to	178
	obtain redress therefore from stevedores.	179
Supernumeraries	17. Charterers may send up to two representatives in the vessel’s available accommodation upon any voyage made	180
	under this charter, Owners finding provisions and all requisites as supplied to officers, except liquors. Charterers	181
	paying at ~~the rate of USD _______ per day~~ actual cost for each representative while on board the vessel and such representatives to sign Owners’ P&I LOI prior to boarding.	182
Sub-letting	18. Charterers may sub-let the vessel, but shall always remain responsible to Owners for due fulfillment of	183
	this charter.	184
Final Voyage	19. If when a payment of hire is due hereunder Charterers reasonably expect to redeliver the vessel before	185
	the next payment of hire would fall due, the hire to be paid shall be assessed on Charterers’ reasonable estimate of	186
	the time necessary to complete Charterers’ programme up to redelivery, and from which estimate Charterers	187
	May deduct amounts due or reasonably expected to become due for	188
	(i) Subject to documentary evidence, disbursements on Owners’ behalf or charges for Owners’ account pursuant to any provision	189
	hereof, and	190
	(ii) Bunkers on board at redelivery pursuant to Clause 15.	191
	Promptly after redelivery any overpayment shall be refunded by Owners or any underpayment made	192
	good by Charterers. and any amount Charterers may deduct pursuant to Clause 9 Charterers shall give Owners prior notice with breakdown for the above (I) (II) deductions together with supporting documentary / evidence.	193
	If at the time this charter would otherwise terminate in accordance with Clause 4 the vessel is on a	194
	ballast voyage to a port of redelivery or is upon a laden voyage, Charterers shall continue to have the use of the	195
	vessel at the same rate and conditions as stand herein for as long as necessary to complete such ballast voyage, or	196
	to complete such laden voyage and return to a port of redelivery as provided by this charter, as the case may be.	197
Loss of	20. Should the vessel be lost, this charter shall terminate and hire shall cease at noon on the day of her loss;	198
Vessel	shoud the vessel be a constructive total loss, this charter shall terminate and hire shall cease at noon on the day on	199
	which the vessel’s underwriters agree that the vessel is a constructive total loss; should the vessel be missing, this	200
	charter shall terminate and hire shall cease at noon on the day on which she was last heard of. Any hire paid in	201
	advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of	202
	the estimated quantity of bunkers on board at the time of termination, at the price paid by Charterers at the last	203
	bunkering port.	204
Off-hire	21. (a) On each and every occasion that there is loss of time (whether by way of interruption in the	205
	vessel’s service or, from reduction in the vessel’s performance, or in any other manner)	206
	(i) due to deficiency of personnel or stores; repairs; gas-freeing for repairs; time in and waiting	207
	to enter dry dock for repairs; breakdown (whether partial or total) of machinery, boilers or other parts of the	208
	vessel or her equipment (including without limitation tank coatings); overhaul, maintenance or survey; collision,	209
	standing, accident or damage to the vessel; or any other similar cause preventing the efficient working of the	210
	vessel; and such loss continues for more than three consecutive hours (if resulting from interruption in the vessel’s	211
	service), or cumulates to more than three hours (if resulting from partial loss of service); or	212
	(ii) due to onboard industrial action, refusal to sail, breach of orders or neglect of duty on the part of the	213
	master, officers or crew; or	214

	(iii) for the purpose of obtaining medical advice or treatment for or landing any sick or injured	215
	person (other than a Charterers’ representative carried under Clause 17 hereof) or for the purpose of landing the	216
	body of any person (other than a Charterers’ representative), and such loss continues for more than three	217
	consecutive hours: or	218
	(iv) due to any delay in quarantine arising from the master, officers or crew having had	219
	communication with the shore at any infected area without the written consent or instruction of Charterers or	220
	their agents, or to any detention by customs or other authorities caused by smuggling or other infraction of local	221
	law on the part of the master, officers, or crew; or	222
	(v) due to detention of the vessel by authorities at home or abroad attributable to legal action	223
	against or breach of regulations by the vessel, the vessel’s owners, or Owners (unless brought about by the act or	224
	neglect of Charterers); then	225
	without prejudice to Charterers’ rights under Clause 3 or to any other rights of Charterers	226
	hereunder or otherwise the vessel shall be off-hire from the commencement of such loss of time until she is again	227
	ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at	228
	which such loss of time commenced; provided, however, that any service given or distance made good by the	229
	vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.	230
	(b) If the vessel fails to proceed at any guaranteed speed pursuant to Clause 24, and such failure	231
	arises wholly or partly from any of the causes set out in Clause 21(a) above, then the period for which the vessel	232
	shall be off-hire under this Clause 21 shall be the difference between	233
	(i) the time the vessel would have required to perform the relevant service at such guaranteed	234
	speed, and	235
	(ii) the time actually taken to perform such service (including any loss of time arising from	236
	interruption in the performance of such service).	237
	For the avoidance of doubt, all time included under (ii) above shall be excluded from any	238
	computation under Clause 24.	239
	(c) Further and without prejudice to the foregoing, in the event of the vessel deviating (which	240
	expression includes without limitation putting back, or putting into any port other than that to which she is bound	241
	under the instructions of Charterers) for any cause or purpose mentioned in Clause 21(a), the vessel shall be	242
	off-hire from the commencement of such deviation until the time when she is again ready and in an efficient state	243
	to resume her service from a position not less favourable to Charterers than that at which the deviation	244
	commenced, provided, however, that any service given or distance made good by the vessel	245
	shall be taken into account in assessing the Charterer’s rights against the Owner. If the vessel, for any cause or	246
	purpose mentioned in Clause 21(a), puts into any port other than the port to which she is bound on the	247
	instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by Owners.	248
	Should the vessel be driven into any port or anchorage by stress of weather hire shall continue to be due and	249
	payable during any time lost thereby.	250
	(d) If the vessel’s flag state becomes engaged in hostilities, and Charterers in consequence of such	251
	hostilities find it commercially impracticable to employ the vessel and have given Owners written notice thereof	252
	then from the date of receipt by Owners of such notice until the termination of such commercial impracticability	253
	the vessel shall be off-hire and Owners shall have the right to employ the vessel on their own account.	254
	~~(e) Time during which the vessel is off-hire under this charter shall count as part of the charter~~	255

~~period.~~ The time the Vessel is off-hire during the Original terms of this Charter or any extension thereof, pursuant to the provisions of this Charter, shall be added to the original term or the extension during which the time off occurs, if Charterers so elect. Despite occurrence of any of the above events, the Charterers shall pay the full Charter Hire as per Clause 9 except for Clause 22 off-hire for DryDocking and, on each anniversary any claim of the Charterers pursuant to this clause shall be reimbursed to Charterers by Owners, or Charterers have the right to deduct the amount from the hire directly if mutual agreed both end.
		256
Periodical	22. (a) Owners have the right and obligation to drydock the vessel ( Pls advise the following 1st and 2nd d/d schedules ) at regular intervals of (as per class requirement ) if under emergency situation, Owners have the right and obligation to drydock the vessel~~.~~ If the vessel can not be repaired without drydocking even Owners and the Master have exercised due diligence~~.~~ The Charterers should try its best to assist Owners to fulfill such drydocking work. All the time and expense occurred including deviation should be at Owners’ account	257
Drydocking	On each occasion Owners shall propose to Charterers a date and port on which they wish to	258
	drydock the vessel, not less than 60 days before such date, and Charterers shall	259
	take all reasonable steps to make the vessel available as near to such date as	260

	practicable.	261
	Owners shall put the vessel in drydock at their expense as soon as practicable after Charterers	262
	place the vessel at Owners’ disposal clear of cargo other than tank washings and residues. Owners shall be	263
	responsible for and pay for the disposal into reception facilities of such tank washings and residues and shall have	264
	the right to retain any monies received therefor, without prejudice to any claim for loss of cargo under any bill of	265
	lading or this charter.	266
	(b) If a periodical drydocking is carried out in the port offered by Charterers (which must have	267
	suitable accommodation for the purpose and reception facilities for tank washings and residues), the vessel shall	268
	be off-hire from the time she arrives at such port until drydocking is completed and she is in every way ready to	269
	resume Charterers’ service and is at the position at which she went off-hire or a position no less favourable to	270
	Charterers, whichever she first attains. However,	271
	(i) provided that Owners exercise due diligence in gas-freeing, any time lost in gas-freeing to	272
	the standard required for entry into drydock for cleaning and painting the hull shall not count as off-hire, whether	273
	lost on passage to the drydocking port or after arrival there (notwithstanding Clause 21), and	274
	(ii) any additional time lost in further gas-freeing to meet the standard required for hot work or	275
	entry to cargo tanks shall count as off-hire, whether lost on passage to the drydocking port or after arrival there.	276
	Any time which, but for sub-Clause (i) above, would be off-hire, shall not be included in any	277
	calculation under Clause24.	278
	The expenses of gas-freeing, including without limitation the cost of bunkers, shall be for	279
	Owners account.	280
	(c) If Owners require the vessel, instead of proceeding to the offered port, to carry out periodical or emergency	281
	drydocking at a special port selected by them, the vessel shall be off-hire from the time when she is released to	282
	proceed to the special port until she next presents for loading in accordance with Charterer’s instructions,	283
	provided, however, that Charterers shall credit Owners with the time which would have been taken on passage at	284
	the service speed had the vessel not proceeded to drydock. All fuel consumed shall be paid for by Owners but	285
	Charterers shall credit Owners with the value of the fuel which would have been used on such notional passage	286
	calculated at the guaranteed daily consumption for the service speed, and shall further credit Owners with any	287
	benefit they may gain in purchasing bunkers at the special port.	288
	(d) Charterers shall, insofar as cleaning for periodical drydocking may have reduced the amount of	289
	tank-cleaning necessary to meet Charterers’ requirements, credit Owners with the value of any bunkers which	290
	Charterers calculate to have been saved thereby, whether the vessel drydocks at an offered or a special port.	291
Ship Inspection	23. Charterers shall have the right at any time during the charter period to make such inspection of the	292
	vessel as they may consider necessary. This right may be exercised as often and at such intervals as Charterers in	293
	their absolute discretion may determine and whether the vessel is in port or on passage. Owners affording all	294
	necessary co-operation and accommodation on board provided, however,	295
	(i) that neither the exercise nor the non-exercise, nor anything done or not done in the exercise	296
	or non-exercise, by Charterers of such right shall in any way reduce the master’s or Owners’ authority over, or	297
	responsibility to Charterers or third parties for, the vessel and every aspect of her operation, nor increase	298
	Charterers’ responsibilities to Owners or third parties for the same; and	299
	(ii) that Charterers shall not be liable for any act, neglect or default by themselves, their	300
	servant or agents in the exercise or non-exercise of the aforesaid right.	301
Detailed	24 (a) Owners guarantee that the speed and consumption of the vessel shall be as follows:	302
Description	~~Average speed Maximum average bunker consumption~~	303
and Performance	~~In knots main propulsion - auxiliaries~~	304
	~~fuel oil/diesel oil fuel oil/diesel oil~~	305
	~~Laden tonnes tones~~	306
	Ballast For Main Engine: abt 14 knots on laden 74.5 MT/day abt 15 knots on ballast 71.0 MT/day For Auxiliary Engine: Aux.Eng. Cons (HFO) Aux Bioler 2 MT/day Aux.Eng. + Misc Cons (MGO) 0.1 MT/day MGO is used for Aux. Boiler pilot burner, Occasional aux. eng. Running for operations involving pre-arrival preparation using deck machineries and cargo gear tests.	307

	The foregoing bunker consumptions are for all purposes except cargo heating and tank cleaning	308
	and shall be pro-rated between the speeds shown.	309
	The service speed of the vessel is about 14 knots laden and about 15 knots in ballast, all on BF5 and in the absence	310

of Charterers’ orders to the contrary the vessel shall proceed at the service speed. However if more than one	311
laden and one ballast speed are shown in the table above Charterer shall have the right to order the vessel to	312
steam at any speed within the range set out in the table ~~(the “ordered speed”).~~ See Rider Clause 43	313
~~If the vessel is ordered to proceed at any speed other than the highest speed shown in the table,~~	314
~~and the average speed actually attained by the vessel during the currency of such order exceeds such ordered~~	315
~~speed plus 0.5 knots (the “maximum recognized speed”), then for the purpose of calculating any increase or~~	316
~~decrease of hire under this Clause 24 the maximum recognized speed shall be used in place of the average speed~~	317
~~actually attained.~~	318
~~For the purposes of this charter the “guaranteed speed” at any time shall be the then-current~~	319

~~ordered speed or the service speed, as the case may be~~
however, the Charterers have the right to order/instruct the Vessel to speed up and slow down in excess of or respectively below the description shown on the Table subject to the safety steaming,
Owners warrant that the vessel is and shall remain capable of maintaining the speeds and bunker consumptions guaranteed, throughout the Charter period, Charterers shall have the right to make deductions from payment of hire in respect of any time lost and any additional bunkers consumed by reason of the Vessel’s proven failure to maintain the warranted capability
320
~~The average speeds and bunker consumptions shall for the purposes of this Clause 24 be~~	321
~~calculated by reference to the observed distance from pilot station to pilot station on all sea passages during each~~	322
~~period stipulated in Clause 24 (c)~~, but excluding any time during which the vessel is (or but for Clause 22(b) (i)	323
would be) off-hire and also excluding “Adverse Weather Periods”, being (i) any periods during which reduction	324
of speed is necessary for safety in congested waters or in poor visibility (ii) any days, noon, when winds	325
exceed force ~~8~~ 5 on the Beaufort Scale as well as any periods during which reduction of speed is necessary for safe navigation such as (a) in congested waters or in poor visibility (b) in narrow, shallow waters (c) in and out of ports (d) under national and international rules/regulations (e) Short voyage of less than 12 hours	326
(b) in this clause, Beaufort 5 is to apply to calculation of underperformance ~~If during any year from the date on which the vessel enters service (anniversary to anniversary)~~	327
~~the vessel falls below or exceeds the performance guaranteed in Clause 24(a) then if such shortfall or excess~~	328
~~results~~	329
~~(i) from a reduction or an increase in the average speed of the vessel, compared to the speed~~ 	330
~~guaranteed in Clause 24(a). then an amount equal to the value at the hire rate of the time so lost or gained, as the~~ 	331
~~case may be, shall be deducted from or added to the hire paid:~~	332
~~(ii) from an increase or a decrease in the total bunkers consumed, compared to the total bunkers~~	333
~~which would have been consumed had the vessel performed as guaranteed in Clause 24(a), an amount equivalent~~	334
~~to the value of the additional bunkers consumed or the bunker saved, as the case may be, based on the average~~	335
~~Price paid by Charterers for the vessel’s bunkers in such period, shall be deducted from or added to the hire paid.~~	336
~~The addition to or deduction from hire so calculated for laden and ballast mileage respectively~~	337
~~shall be adjusted to take into account the mileage steamed in each such condition during Adverse Weather~~	338
~~Periods, by dividing such addition or deduction by the number of miles over which the performance has been~~	339
~~Calculated and multiplying by the same number of miles plus the miles steamed during the Adverse Weather~~ 	340
~~Periods, in order to establish the total addition to or deduction from hire to be made for such period.~~	341
~~Reduction of hire under the foregoing sub-Clause (b) shall be without prejudice to any other~~	342
~~remedy available to Charterers.~~	343
~~(c) Calculations under this Clause 24 shall be made for the year periods terminating on each~~	344
~~successive anniversary of the date on which the vessel enters service, and for the period between the last such~~	345
~~anniversary and the date of termination of this charter if less than a year. Claims in respect of reduction of hire~~	346
~~arising under this Clause during the final year or part year of the charter period shall in the first instance be settled~~	347
~~in accordance with Charterers’ estimate made two months before the end of the charter period. Any necessary~~	348
~~adjustment after this charter terminates shall be made by payment by Owners to Charterers or by Charterers to~~	349

	~~Owners as the case may require.~~	350
	~~Payments in respect of increase of hire arising under this Clause shall be made promptly after~~	351
	~~receipt by Charterers of all the information necessary to calculate such increase.~~	352
Salvage	25. subject to the provisions of Clause 21 hereof, all loss of time and all expenses (excluding any damage to	353
	or loss of the vessel or tortious liabilities to third parties) incurred in, saving or attempting to save life including time required for disembarkation of such person or in	354
	successful or unsuccessful attempts at salvage shall be borne equally by Owners and Charterers provided that	355
	Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of	356
	services rendered under this Clause 25.	357
	all salvage and all proceeds from derelicts shall be divided equally between Owners and Charterers	358
	after deducting the master’s, officers’ and crew’s share.	359
Lien	26. Owners shall have a lien upon all cargoes and all freight, sub-freight and demurrage for any amounts	360
	due under this charter; and Charterers shall have a lien on the vessel for all monies paid in advance and not	361
	earned, and for all claims for damages arising from any breach by Owners of this charter.	362
Exceptions	27. (a) The vessel, her master and Owners shall not, unless otherwise in this charter expressly provided,	363
	be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the	364
	master, pilots, mariners or other servants of Owners in the navigation or management of the vessel; fire, unless	365
	caused by the actual fault or privity of Owners; collision or stranding; dangers and accidents of the sea; explosion,	366
	bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery; provided, however,	367
	that Clause 1,2,3 and 24 hereof shall be unaffected by the foregoing. Further, neither the vessel, her master or	368
	Owners, nor Charterers shall, unless otherwise in this charter expressly provided, be liable for any loss or damage	369
	or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal	370
	process, quarantine restrictions, strikes, lock-outs, riots, restrains of labour, civil commotions or arrest or	371
	restraint of princes, rulers or people.	372
	(b) The vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels	373
	in distress and to deviate for the purpose of saving life or property.	374
	(c) Clause 27(a) shall not apply to or affect any liability of Owners or the vessel or any other relevant	375
	person in respect of	376
	(i) loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe or crane	377
	or other works or equipment whatsoever at or near any place to which the vessel may proceed under this charter,	378
	whether or not such works or equipment belong to Charterers, or	379
	(ii) any claim (whether brought by Charterers or any other person) arising out of any loss of or	380
	damage to or in connection with cargo. All such claims shall be subject to the Hague-Visby Rules or the Hague	381
	Rules, as the case may be, which ought pursuant to Clause 38 hereof to have been incorporated in the relevant bill	382
	of lading (whether or not such Rules were so incorporated) or, if no such bill of lading is issued, to the	383
	Hague-Visby Rules,	384
	(d) In particular and without limitation, the foregoing subsections (a) and (b) of this Clause shall not	385
	apply to or in any way affect any provision in this charter relating to off-hire or to reduction of hire.	386
Injurious	28. No acids, explosives or cargoes injurious to the vessel shall be shipped and without prejudice to the	387
Cargoes	foregoing any damage to the vessel caused by the shipment of any such cargo, and the time taken to repair such	388
	damage, shall be for Charterers’ account. No voyage shall be undertaken, nor any goods or cargoes loaded, that	389
	would expose the vessel to capture or seizure by rules or governments.	390
Grade of	29. Charterers shall supply marine diesel oil/fuel oil with a maximum viscosity of 380 Centistokes at 50	391
Bunkers	degrees Centigrade in line with ISO 8217:2005 RMG 380 /~~ACGFO~~ for main propulsion and ~~diesel~~ gas oil~~/ACGFO~~ for the auxiliaries. If Owners require	392
	the vessel to be supplied with more expensive bunkers they shall be liable for the extra cost thereof.	393
	Charterers warrant that all bunkers provided by them in accordance herewith shall be of a quality	394
	complying with the International Marine Bunker Supply Terms. ( owners advise ) ~~and Conditions of Shell International Trading~~	395
	~~Compan~~y and with its specification for marine fuels as amended from time to time.	396
Disbursements	30. Should the master require advances for ordinary disbursements at any port, Charterers or their agents	397
	shall make such advances to him, in consideration of which Owners shall pay a commission of two and a half per	398
	cent, and all such advances and commission shall be deducted from hire.	399
Laying-up	31. Charterers shall have the option, after consultation with Owners, of requiring Owners to lay up the	400
	vessel at a safe place nominated by Charterers , in which case the hire provided for under this charter shall be	401
	adjusted to reflect any net increases in expenditure reasonably incurred or any net saving which should	402

	reasonably be made by Owners as a result of such lay-up, Charterers may exercise the said option any number of	403
	times during the charter period. All time and cost for preparing the Vessel, including cleaning of underwater part for normal voyage is for Charterers’ account.	404
Requisition	32. Should the vessel be requisitioned by any government, de facto or de jure, during the period of this	405
	charter, the vessel shall be off-hire during the period of such requisition, and any hire paid by such government in	406
	respect of such requisition period shall be for Owners’ account. Any such requisition period shall count as part of	407
	the charter period.	408
Outbreak of War	33. If war or hostilities directly affecting this Charterparty break out between any two or more of the following countries:U.S.A., FSU, and vessels flagstate ~~U.S.S.R.~~,	409
	P.R.C., U.K., Iran-both Owners and Charterers shall have the right to cancel this charter.	410
Additional War	34. If the vessel is ordered to trade in areas where there is war (de facto or de jure) or threat of war,	411
Expenses	Charterers shall reimburse Owners for any additional insurance premia, crew bonuses and other expenses which	412
	are reasonably incurred by Owners as a consequence of such orders, provided that Charterers are given notice of	413
	such expenses as soon as practicable, and provided further	414
	that Owners obtain from their insurers a waiver of any subrogated rights against Charterers in respect of any	415
	claims by Owners under their war risk insurance arising out of compliance with such orders.	416
War Risks	~~35. (a) The master shall not be required or bound to sign bills of lading for any place which in his or~~ 	417
	~~Owners’ reasonable opinion is dangerous or impossible for the vessel to enter or reach owing to any blockade,~~	418
	~~war, hostilities, warlike operations, civil war, civil commotions or revolutions.~~	419
	~~(b) If in the reasonable opinion of the master or Owners it becomes, for any of the reasons set out in~~	420
	~~Clause 35 (a) or by the operation of international law, dangerous, impossible or prohibited for the vessel to reach~~	421
	~~or enter, or to load or discharge cargo at, any place to which the vessel has been ordered pursuant to this charter~~	422
	~~(a “place of peril”), then Charterers or their agents shall be immediately notified by telex or radio messages, and~~	423
	~~Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or~~	424
	~~discharged, as the case may be, at any other place within the trading limits of this charter (provided such other~~	425
	~~place is not itself a place of peril). If any place of discharge is or becomes a place of peril, and no orders have been~~	426
	~~received from Charterers or their agents within 48 hours after dispatch of such messages, then Owners shall be at~~	427
	~~liberty to discharge the cargo or such part of it as may be affected at any place which they or the master may in~~	428
	~~their or his discretion select within the trading limits of this charter and such discharge shall be deemed to be due~~	429
	~~fulfilment of Owners’ obligations under this charter so far as cargo so discharged is concerned.~~	430
	~~(c) The vessel shall have liberty to comply with any discretions or recommendations as to departure,~~	431
	~~arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any other wise whatsoever~~	432
	~~given by the government of the state under whose flag the vessel sails or any other government or local authority~~	433
	~~or by any person or body acting or purporting to act as or with the authority of any such government or local~~	434
	~~authority including any de facto government or local authority or by any person or body acting or purporting to~~	435
	~~act as or with the authority of any such government or local authority or by any committee or person having under~~	436
	~~the terms of the war risks insurance on the vessel the right to give any such discretions or recommendations. If by~~	437
	~~reason of or in compliance with any such directions or recommendations anything is done or is not done, such~~	438
	~~shall not be deemed a deviation.~~	439
	~~If by reason of or in compliance with any such direction or recommendation the vessel does not~~	440
	~~proceed to any place of discharge to which she has been ordered pursuant to this charter, the vessel may proceed~~	441
	~~to any place which the master or Owners in his or their discretion select and there discharge the cargo or such part~~	442
	~~of it as may be affected. Such discharge shall be deemed to be due fulfilment of Owners obligations under this~~	443
	~~charter so far as cargo so discharged is connected.~~	444
	~~Charterers shall procure that all bills of lading issued under this charter shall contain the Chamber of~~	445
	~~Shipping War Risks Clause 1952.~~ See Rider Clause 64	446
Both to Blame	36. If the liability for any collision in which the vessel is involved while performing this charter falls to be	447
Collision Clause	determined in accordance with the laws of the United States of America, the following provision shall apply:	448

	“If the ship comes into collision with another ship as a result of the negligence of the other ship and any	449
	act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the	450
	management of the ship, the Owners of the cargo carrier hereunder will indemnify the carrier against all loss, or	451
	liability to the other or non-carrying ship or her Owners in so far as such loss or liability represents loss of, or	452
	damage to, or any claim whatsoever of the Owners of the said cargo, paid or payable by the other or non-carrying	453
	ship or her Owners to the Owners of the said cargo and set off, recouped or recovered by the other or non-carrying	454
	ship or her Owners as part of their claim against the carrying ship or carrier.”	455
	“The forgoing provisions shall also apply where the Owners, operators or those in charge of any ship	456
	or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or	457
	contact.”	458
	Charterers shall procure that all bills of lading issued under this charter shall contain a provision in the	459
	foregoing terms to be applicable where the liability for any collision in which the vessel is involved falls to be	460
	determined in accordance with the laws of the United States of America.	461
New Jason	37. General average contributions shall be payable according to the York/Antwerp Rules, ~~1974~~ 1990 and 1994 and shall	462
Clause	be adjusted in London in accordance with English law and practice ~~but should adjustment be made in accordance~~	463
	~~with the law and practice of the United States of America,~~ the following provision shall apply:	464
	“In the event of accident, danger, damage or disaster before or after the commencement of the	465
	voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the	466
	consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers,	467
	consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any	468
	sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and	469
	special charges incurred in respect of the cargo.”	470
	“If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said	471
	salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover	472
	the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by	473
	the cargo, shippers, consignees or owners of the cargo to the carrier before delivery.”	474
	Charterers shall procure that all bills of lading issued under this charter shall contain a provision in the	475
	foregoing terms, to be applicable where adjustment of general average is made in accordance with the laws and	476
	practice of the United States of America.	477
Clause	38. Charterers shall procure that all bills of lading issued pursuant to this charter shall contain the	478
Paramount	following clause:	479
	“(1) Subject to sub-clause (2) hereof, this bill of lading shall be governed by, and have effect subject	480
	to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of	481
	Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed	482
	at Brussels on 23rd February 1968 (hereafter the “Hague-Visby Rules”). Nothing contained herein shall be	483
	deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his	484
	responsibilities or liabilities under the “Hague-Visby Rules.”	485
	“(2) If there is governing legislation which applies the Hague Rules compulsorily to this bill of lading,	486
	to the exclusion of the Hague-Visby Rules, then this bill of lading shall have effect subject to the Hague Rules.	487
	Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities	488
	or an increase of any of his responsibilities or liabilities under the Hague Rules.”	489
	“(3) If any term of this bill of lading is repugnant to the Hague-Visby Rules, or Hague Rules if	490
	applicable, such term shall be void to that extent but no further.”	491
	“(4) Nothing in this bill of lading shall be construed as in any way restricting, excluding or waiving the	492
	right of any relevant party or person to limit his liability under any available legislation and/or law."	493
TOVALOP	~~39. Owners warrant that the vessel is:~~ 	494
	~~(i) a tanker in TOVALOP and~~ 	495
	~~(ii) properly entered in P & I Club~~	496
	~~and will so remain during the currency of this charter.~~	497
	~~When an escape or discharge of Oil occurs from the vessel and cause or threatens to cause Pollution~~	498
	~~Damage, or when there is the threat of an escape or discharge of Oil (i.e. a grave and imminent danger of the~~	499
	~~escape or discharge of Oil which, if it occurred, would create a serious danger of Pollution Damage, whether or~~	500
	~~not an escape or discharge in fact subsequently occurs), then Charterers may, at their option, upon notice to~~	501
	~~Owners or master, undertake such measures as are reasonably necessary to prevent or minimise such Pollution~~	502

	~~Damage or to remove the Threat, unless Owners promptly undertake the same. Charterers shall keep Owners~~	503
	~~advised of the nature and result of any such measures taken by them and, if time permits, the nature of the~~	504
	~~measures intended to be taken by them. Any of the aforementioned measures taken by Charterers shall be~~	505
	~~deemed taken on Owners’ authority as Owners’ agent, and shall be at Owners’ expense except to the extent that:~~	506
	~~(1) any such escape or discharge or Threat was caused or contributed to by Charterers, or~~	507
	~~(2) by reason of the exceptions set out in Article III, paragraph 2, of the 1969 International~~	508
	~~Convention on Civil Liability for Oil Pollution Damage, Owners are or, had the said Convention applied to such~~	509
	~~escape or discharge or to the Threat, would have been exempt from liability for the same, or~~	510
	~~(3) the cost of such measures together with all other liabilities, costs and expenses of Owners arising~~	511
	~~out of or in connection with such escape or discharge or Threat exceeds one hundred and sixty United States~~	512
	~~Dollars (US $160) per ton of the vessel’s Tonnage or sixteen million eight hundred thousand United States~~	513
	~~Dollars (US $16,800,000), whichever is the lesser, save and insofar as Owners shall be entitled to recover such~~	514
	~~excess under either the 1971 International Convention on the Establishment of any International Fund for~~	515
	~~Compensation for Oil Pollution Damage or under CRISTAL;~~	516
	~~PROVIDED ALWAYS that if Owners in their absolute discretion consider said measures~~	517
	~~should be discontinued. Owners shall so notify Charterers and thereafter Charterers shall have no right to~~	518
	~~continue said measures under the provisions of this Clause 39 and all further liability to Charterers under this~~	519
	~~Clause 39 shall thereupon cease.~~	520
	~~The above provisions are not in derogation of such other rights as Charterers or Owners may have~~	521
	~~under this charter or may otherwise have or acquire by law or any International Convention or TOVALOP.~~	522
	~~The term “TOVALOP” means the Tanker Owners’ Voluntary Agreement Concerning Liability~~	523
	~~for Oil Pollution dated 7th January 1969, as amended from time to time, and the term “CRISTAL” means the~~ 	524
	~~Contract Regarding an Interim Supplement to Tanker Liability for Oil Pollution dated 14th January 1971, as~~	525
	~~amended from time to time. The terms “Oil”, “Pollution Damage”, and “Tonnage” shall for the purposes of this~~	526
	~~Clause 39 have the meanings ascribed to them in TOVALOP.~~ See Rider Clause 83	527
Export	40. The master shall not be required or bound to sign bills of lading for the carriage of cargo to any place to	528
Restrictions	which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was	529
	produced and/or shipped.	530
	Charterers shall make best endeavors to ensure ~~procure~~ that all bills of lading issued under this charter shall contain the following	531
	clause:	532
	“If any laws rules or regulations applied by the government of the country in which the cargo was	533
	produced and/or shipped, or any relevant agency thereof, impose a prohibition on export of the cargo	534
	to the place of discharge designated in or ordered under this bill of lading, carriers shall be entitled to	535
	require cargo owners forthwith to nominate an alternative discharge place for the discharge of the	536
	cargo, or such part of it as may be affected, which alternative place shall not be subject to the	537
	prohibition, and carriers shall be entitled to accept orders from cargo owners to proceed to and	538
	discharge at such alternative place. If cargo owners fail to nominate an alternative place within 72	539
	hours after they or their agents have received from carriers notice of such prohibition, carriers shall be	540
	at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place	541
	on which they or the master may in their or his absolute discretion decide and which is not subject to the	542
	prohibition, and such discharge shall constitute due performance of the contract contained in this bill	543
	of lading so far as the cargo so discharged is concerned”.	544
	The foregoing provision shall apply mutatis mutandis to this charter, the references to a bill of lading	545
	being deemed to be references to this charter	546
Law and	~~41. (a) This charter shall be construed and the relations between the parties determined in accordance~~ 	547
Litigation	~~with the laws of England.~~	548
	~~(b) Any dispute arising under this charter shall be decided by the English Courts to whose~~	549
	~~jurisdiction the parties hereby agree.~~	550
	~~(c) Notwithstanding the foregoing, but without prejudice to any party’s right to arrest or maintain~~	551
	~~the arrest of any maritime property, either party may, by giving written notice of election to the other party, elect~~	552
	~~to have any such dispute referred to the arbitration of a single arbitrator in London in accordance with the~~ 	553
	~~provisions of the Arbitration Act 1950, or any statutory modification or re-enactment thereof the time being~~	554
	~~In force.~~	555
	~~(i) A party shall lose its right to make such an election only if:~~	556
	~~(a) it receives from the other party a written notice of dispute which -~~	557
	~~(1) states expressly that a dispute has arisen out of this charter:~~	558
	~~(2) specifies the natures of the dispute: and~~	559
	~~(3) refers expressly to this clause 41(c)~~ 	560
	~~and~~	561
	~~(b) it fails to give notice of election to have the dispute referred to arbitration not later than~~	562
	~~30 days from the date of receipt of such notice of dispute.~~	563

	~~(ii) The parties herby agree that either party may -~~ 	564
	~~(a) appeal to the High Court on any question of law arising out of an award:~~	565
	~~(b) apply to the High Court for an order that the arbitrator state the reasons for his award:~~	566
	~~(c) give notice to the arbitrator that a reasoned award is required: and~~	567
	~~(d) apply to the High Court to determine any question of law arising in the course of the~~ 	568
	~~reference.~~	569
	~~(d) It shall be condition precedent to the right of any party ot a stay of any legal proceedings in~~	570
	~~which maritime property has been, or may be, arrested in connection with a dispute under this charter, that that~~	571
	~~party furnishes to the other party security to which that other party would have been entitled in such legal~~	572
	~~proceedings in the absence of a stay.~~ See Rider Clause 68	573
Construction	42. The side headings have included in this charter for convenience of reference and shall in no way	574
	affect the construction hereof. Additional Clauses 43 through 95 forms an integral part of this Charter and are fully incorporated herein’	575

Charterers	Owners

/s/ Meng Qing Lin	/s/ Fred Cheng
Printed Name: Meng Qing Lin	Printed Name: Fred Cheng
Title: Managing Director	Title: Director

This is a precise copy of the original document which can be modified, amended or added to only by the striking out of original characters, or the insertion of new characters, such characters being clearly highlighted by underlining or use of colour or use of a larger font and marked as having been made by the licensee or end user as appropriate and not by the author.

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

CLAUSE 43. Speed and Consumption Clause

Owners guarantee that the speed and consumption of the vessel upto BF 5 shall be as follows

Speed and Consumption (about):

Speed	M/E Cons in Ballast	M/E Cons in Loaded	Aux.Eng. Cons (HFO) Aux Boiler / day	Aux.Eng. + Misc Cons (MGO)
13.5	-	72.5	2	0.1
14.0	69.0	74.5	2	0.1
14.5	70.0	76.5	2	0.1
15.0	71.0	-	2	0.1
15.2	71.5	-	2	0.1
15.5	75	-	2	0.1

MGO is used for Aux. Boiler pilot burner, Occasional aux. eng. Running for operations involving pre-arrival preparation using deck machineries and cargo gear tests.

The fuel consumption for idle at port and at anchor are 12.5 tons FO plus 0.2 tons DO per day.

Other description as per Owners' Q88 provided on Jan 16th which forms an integral part this Charter.-

CLAUSE 44. CAP Rating and Oil Major Approval Clause

Owners warrant that Vessel shall be kept CAP 1 throughout charter - Vessel is recently rated CAP 1.

To the best of Owners’ knowledge, vessel is, at the time of fixing, approved by Shell.

In addition, Owners warrant that the Shell approval will be maintained throughout this charter, and they shall also exercise their best endeavour in order to maintain minimum other 2 approvals throughout this charter, and have minimum one valid approved inspection submitted into the SIRE system every 6 months. Furthermore, Owners will do their best to also obtain and maintain other approvals/acceptances that may be required by Charterers during the currency of this Time Charter Contract including, but not limited to Statoil, Total, BHP and EXXOM vetting approvals and so on as requested by Charterers provided that these oil majors provide vettings for single hull VLCCs.

During the currency of this Time Charter, should Owners fail to comply with the all the above, Charterers may so notify Owners in writing of such failure and, if after 30 days following receipt by Owners of any such notice, Owners have failed to demonstrate to Charterers reasonable satisfaction the exercise of due diligence in obtaining such vetting approvals/acceptances, the Charterers shall have the right to put the vessel off-hire by giving notice in writing with effect from the date on which Owners fail to comply with the above or from later date stated in such notice. Nevertheless, Charterer shall exercise their due diligence in seeking other employment of the Vessel from alternative Oil Majors in mitigating Owner’s loss.

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

Any time directly incurred by or directly associated with Oil Majors inspections shall be for Charterers’ account. Cost and expenses of such to be in Owners’ account. In case of failure, any time loss thereby and costs and expenses incurred in taking remedial measures of any defects as alleged by the Oil Majors shall be for Owner’s account.

CLAUSE 45. U.S.C.G. Notification Clause

The Vessel shall comply with all U.S. Coast Guard requirements with regard to advance arrival notification including, but not limited to, disclosure of Charterers’ name. U.S. Coast Guard may board the Vessel if the Charterers are deemed to be within a ‘high risk’ category. Any and all delays to the Vessel due to Owner’s failure to comply USCG requirements following such boarding or inspection shall count as off-hire and all expenses incurred due to such inspection to be for Owners’ account and to be settled by them directly or settled immediately upon receipt of Charterers’ invoice with supporting documents if such expenses are invoiced to the Charterers’.

CLAUSE 46. T.V.E.L. Clause

Time and expenses for obtaining USCG inspection to be for Charterer’s account. Unless Vessel has failed to obtain same, in such case, time and expenses are in Owner’s account till final approval of such has/have been obtained.

CLAUSE 47. Sea Pilots & Traffic Separation Clause

In the interest of safety, the Master will observe the recommendation as to traffic separation and routing as issued from time to time by the Intergovernmental Maritime Consultative Organization or as promulgated by the state of the flag of the Vessel or the state in which the effective management of the Vessel is exercised. Sea pilots, where the use of these are compulsory are always to be engaged at Charterers’ cost.

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

CLAUSE 48. U.K. Water Traffic Routing Clause

The Charterers will do their best to assist the Owners to observe, and to instruct the Master to observe, the code of practice relating (inter alia) to recommendations as to routes to be taken by tankers in certain sensitive locations in United Kingdom Waters, as drawn up by the British Chamber of Shipping in March 1993.

CLAUSE 49. Controlled Passages Clause

Except where the Master is taking his responsibility to ensure the safety of the Vessel, property and life on board, the Vessel while performing under this Charter shall not navigate the following passages.

1. The Strait of Messina

2. The Strait of Bonifacio

3. Between the Scilly Islands and land’s End

4. The Minches and the channel between St. Kilda and the West Coast of Hebrides

5. If bound to port(s) on the East Coast of the U.K., north of the River Thames, the in-shore traffic zones in the English Channel

6. Between Somalia and the island of Socotra.

When transiting the Florida Straits, from Key Biscayne south to the Dry Tortugas, the Vessel shall maintain a distance of not less than ten (10) nautical miles off the outer navigational aids marking the reefs off the Florida Keys. When transiting the Windward Passage or the Yucatan Channel, the Vessel shall give the coast of Cuba a wide berth.

CLAUSE 50. Agency Clause

Owners to appoint their own agents when and if there is major Owners’ business such as extensive repairs, docking and other extended off-hire, etc. However, Charterers’ agents to attend to minor matters such as postage, cash advance to Master, crew transportations, medical, telexes etc. on Owners’ behalf. Charterer will settle such expenses with the agents in first instance and debit Owner by deduction from payment of Charter hire with supporting vouchers.

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

CLAUSE 51. Re-measurement Clause

Charterers have the right to request Owners to re-measure the Vessel up or down as the case may be and as permitted by the Classification Society for the purpose of satisfying certain port and/or terminal regulations. Such request, if any, shall be made in writing sufficiently in advance, but if any delay is occurred to Vessels schedule due to late issuance of such deadweight documentation, such delay shall always be for Charterers’ account and all costs incurred to issue such certification shall be for the Charterers’ account and shall be settled by them together with next due hire payment upon being invoiced by the Owners.

CLAUSE 52. Minimum Speed (slow speed & speed up) Clause

Owners agree to allow Charterers to issue orders directly to the Vessel to slow down from [agreed speed laden and ballast as per clause 24] knots or speed up from [agreed speed laden and ballast as per clause 24] knots always consistent with safe operation of the Vessel and its machinery on ballast and/or on laden passages. However, the speed/consumption warranty as per Clause 24 should not apply in such case.

CLAUSE 53. Inert Gas System Clause

Owners warrant that the Vessel is equipped with a fully functional, efficient and certified Inert Gas System (‘IGS’), which is in use on the date of delivery of the Vessel hereof and shall so remain during the period of this Charter.

CLAUSE 54. Crude-Oil-Washing System Clause

Owners warrant that the Vessel is equipped with a fully functional, efficient and certified Crude Oil Washing system (‘COW’), which is in use on the date of delivery of the Vessel hereof and shall so remain during the period of this Charter.

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

CLAUSE 55. Ballast Exchange Management Clause

Owners shall instruct the Master to comply with ballast water management and reporting of the state, local and international regulations as applicable at the time. In executing ballast water management, Owners warrant that approved ballast exchange method(s) will be used bearing in mind all aspects of safety and seaworthiness of the Vessel.

CLAUSE 56. Clean Ballast Clause

Owners warrant that the Vessel will comply with all international and national conventions, regulations, voluntary guidelines and laws that may from time to time be issued by the relevant and/or appropriate authority concerning the control of ballast water discharge from ships. In no event will the Vessel discharge dirty ballast or ballast deemed by the Owners to be clean ballast, but carried in tanks which previously carried cargo, in or near any coastal waters.

CLAUSE 57. Sea Terminals Clause

Owners warrant that if and when the Vessel is loading or discharging at a sea terminal, for reason of safety, she will maintain her engines in readiness at all times and will be in such a state that she is able to promptly suspend the cargo operation with hoses and mooring lines that can be promptly disconnected for proceeding to another anchorage or area as directed by charterers.

CLAUSE 58. Blending Clause

Charterers have the option to blend the cargo on board the Vessel subject to provision of a LOI based upon Owner’s P & I Club wording, referred to (iv) hereinbelow provided always that such blending is;

(i) Within the technical capability of the Vessel;

(ii) Harmless to the Vessel, her crew, her cargo tanks, cargo pumps and other cargo handling systems;

(iii) Within Masters’ consideration as regard to safety;

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

(iv) On each and every occasion the Charterers shall provide the Owners with a Letter of Indemnity with wording acceptable to Owners for the purpose of their indemnifying the Owners, Vessel and Master against any liability for

(a). Any claim from any third party and

(b). For cargo re-documentation that may arise as a result of the on board blending,

CLAUSE 59. Watchmen Clause

Shore gangway watchmen shall be servants of the Owners, but the cost for such watchmen shall be borne by the Charterers.

CLAUSE 60. Eligibility Clause

Owners warrant that:

(i) The Vessel is in all respects eligible under applicable laws and regulations for trading to the areas specified in Clause 4 and that at all necessary times she shall have on board all certificates (including International Tonnage Certificate 1969) required for such service.

(ii) Safety Management System (‘SMS’) in accordance with the ISM Code will be in operation throughout the term of this Charter. It is a condition of this Charter that the Owner’s or ‘the company’ (as defined by the ISM Code) shall have a valid Document of Compliance (‘DOC’) and the Vessel shall have a valid Safety Management Certificate (‘SMC’).

(iii) Throughout the period of this Charter the Vessel shall comply with the requirements of SOLAS (IMO protocol of 1978 relating to the International Convention for the Safety of Life at Sea, 1974) and MARPOL (IMO Protocol of 1978 relating to the International Convention for the Prevention of Pollution from Ships 1983) and subsequent updates. Owner further warrants that with particular reference to these protocols, and any further amendments or successors to these protocols, the Vessel shall have on board all necessary certification of compliance to enable the Vessel to trade at any place within the agreed trading range of this Charter without any restriction.

(iv) In accordance with 19 CFR SS 4.7A and 178.2, as amended, Charterers standard carrier ALPHA (‘SCAC’) which will prefix a Bill of Lading serial number and form a ‘unique identifier’ will be entered on all Bills of Lading, Cargo manifests, Cargo declarations and other cargo documents relating to carriage of goods to the Unites States as may be provided for hereunder.

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

(v) During the term of this Charter the Vessel will comply, and if not in compliance will hold necessary waivers, with all applicable United States Coast Guard (‘USCG’) Regulations in effect including, but not limited to, pollution and safety regulations of the Code of Federal Regulations, as amended, and all other applicable state pollution and safety laws, rules and regulations as may be promulgated and subsequent amendment thereto.

CLAUSE 61. Drugs and Alcohol Policy Clause

Owners warrant that it has a policy on drug and alcohol abuse (‘Policy’) applicable to the Vessel, which meets or exceeds the standards in the Oil Companies International Marine Forum (‘O.C.I.M.F.’) guidelines for the control of drugs and alcohol. Under the Policy, alcohol impairment shall be defined as a blood content of 40 mg/100 ml or greater; the appropriate seafarers to be tested shall be all officers of the Vessel and the drug and alcohol testing and screening shall include unannounced testing in addition to routine medical examinations. An objective of the policy shall be that the frequency if the unannounced testing be adequate to act as an effective abuse deterrent, and that all officers be tested at least once a year through a combined program of unannounced testing and route medical examinations.

CLAUSE 62. Hull and Machinery Insurance Clause

Owners warrant that it has in force and effect by the date of Vessels delivery under this Charter, hull and machinery insurance placed through reputable brokers on institute clauses or equivalent for the value of USD 68 million with IV insurance value of USD 13,600,000. Owners furthermore warrant that such insurance shall be maintained for the duration of this Charter.

CLAUSE 63. Oil Pollution Insurance / OPA 90 / COFR Clause

Owners warrant that throughout the term of this Charter the Vessel shall be entered for standard oil pollution liability cover with a Protection & Indemnity Club (‘P&I Club’) belonging to the International Group of P & I Clubs in compliance with this Clause. Owners shall promptly furnish evidence of the Vessels entry into a P&I Club and the limits of oil pollution liability cover afforded thereby upon Charterers’ written request. Owners warrant that they have, and will maintain throughout the period of this charter, Oil Pollution Insurance Cover of maximum cover available (currently US$ 1,000 Million) as and when it becomes available from their P&I Club, or through underwriters acceptable to the Owners, providing first class security. The fixed annual costs of entering and maintaining compliance with the requirements of the US Oil Pollution Act of 1990 (‘OPA90’) for the entire term of this Charter are the responsibility of the Owners. All voyage and port call specific variable costs relating to these certificates are the responsibility of the Charterers and shall be for their account and shall be paid by the Charterers with next hire payment upon presentation of Owners invoice including supporting documentation in a form reasonably satisfactory to the Charterers. Owners warrant that throughout the term of this Charter they will provide the Vessel with all necessary certificates including, but not limited to certificate issued pursuant to the Civil Liability Convention 1992 (‘CLC’), as and when in force and a Certificate of Financial Responsibility (‘COFR’) issued pursuant to section 1016 (a) of the Environmental Response, Compensation and Liability Act 1980, as amended in accordance with Part 138 of Coasts Guard Regulations 33 CFR, so long as these can be obtained by the Owners from the United States Coast Guard. The costs of same to be for Owners account but voyage related costs to be for Charterers account.

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

CLAUSE 64. War Risks Clause

a. Contraband

No contraband of war shall be shipped, but petroleum and/or its products shall not be deemed contraband of war for the purposes of this clause.

b. War Zones

The Vessel shall not, however, be required, without the consent of Owners, which shall not be unreasonably withheld, to enter any port, place or zone which is involved in a state of war, warlike operations, or hostilities, civil strife or piracy, whether there be a declaration of war or not, where it might reasonably be expected to be subject to capture, seizure or arrest, or to a hostile act by a belligerent power (the term ‘power’ meaning any de jure or de facto authority or any other purported governmental organization maintaining naval, military or air forces).

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

c. War Risk Insurance

For purposes of this Clause, it shall be unreasonable for Owners to withhold consent to any voyage, route, or port or place of loading or discharge if insurance against all risks defined in paragraph b. of this Clause is then available commercially or under a government program in respect to such voyage, route or port or place of loading or discharge, If such consent is given by Owners, Charterers shall pay any provable additional cost of insuring the Vessel against Hull war risks over and above such costs in effect on the date of this Charter in an amount equal to the insured value under her ordinary hull policy, which includes basic and Increased Value covers. If such insurance is not obtainable commercially or through a government program, the Vessel shall not be required to enter or remain at any such port, place or zone. In addition, Owners may purchase war risk insurance for account of Charterers against ancillary risks such as loss of hire, freight disbursements, total loss, etc. if it carries such insurance for ordinary marine hazards.

d. Additional Costs

All War Risk additional premium including but not limited to any surcharges and Crew War Risk Bonus / Insurance to be for Charterers’ account. Vessel’s insured value is USD 66,000,000 (WAR)

Charterers settlement shall be paid together with hire payment against Owners’ supporting documents and /or vouchers.

Any premiums, or increases thereto, attributable to closure (i.e. blocking and trapping) insurance shall be for Charterers’ account.

e. Hostile Areas

Owners shall have the option of adjusting the timing, speed and routing of the inward and outward passage through areas of hostility depending on the prevailing pattern of hostilities. Owners shall keep Charterers advised of its plans to transit areas of hostilities including any changes while in transit.

The voyage instruction procedures for the Vessel to transit a hostile are(s) shall be as follows:

Charterers issue voyage instructions directly to the Vessel, with a copy to Owner. Charterers’ voyage instructions should include:

1) Specific ports to load/discharge and sequence of port calls

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

2) Required load/discharge dates

3) Cargo grades and quantities

4) Bunkering supply procedures

5) Cargo measurement and documentation requirements, etc.

Charterers voyage instructions to include advice to the Master that the specific sailing instructions for the passage in and out and through the area of hostilities.

Charterers voyage instructions, shall include the level and nature of risk in the hostile area(s) and issue specific cautionary sailing instructions directly to the Vessel with copy to Owner’s office on an urgent basis.

Specific cautionary sailing instructions shall include passage timing, recommended routing and speed in and out and through the area(s) of hostilities, and other specific cautionary instructions.

CLAUSE 65. Civil Liability Convention Clause

Owners warrant that the Vessel will have on board at the time of delivery under this Charter and thereafter during the entire term of this Charter a valid certificate as required by Article 7 of the International Convention of Civil Liability for Oil Pollution Damage of 1969 as amended 1976 or 1992 (‘CLC’).

CLAUSE 66. Third Party Arrest Clause

In the event of arrest or other sanction levied against the Vessel or Charterers as a consequence of any act or omission on the part of Owners or any failure by Owners and/or Vessel to comply with the terms and conditions of the Charter set forth herein, Owners shall indemnify and hold Charterers harmless for any damages, penalties costs and consequences and any time Vessel is under arrest is fully for Owners account and count as time off-hire.

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

In the event or arrest or other sanction levied against the Vessel or Owners as a consequence of any act or omission on the part of the Charterers or any failure by Charterers to comply with the terms and conditions of the Charter, Charterers shall indemnify and hold Owners harmless for any damages, penalties, costs and consequences and any time the Vessel is under arrest is fully for Charterers account and count as time on-hire.

CLAUSE 67. Ownership and Flag Clause

Owners will not change the flag or sell the Vessel during the term of this Charter without the Charterers prior written consent, which shall not be unreasonably withheld or delayed. For the purpose of this Clause it shall always be considered unreasonable for the Charterers not to consent to such proposed flag change proposed by the Owners to facilitate continued implementation of this Charter without infringement or restriction whether under international trade sanctions, boycotts or otherwise. If such consent is granted, Charterers and Owners and the purchaser shall join in executing a novation agreement novating to the purchaser Owners rights and obligations under this Charter. The responsibility of obtaining new vettings etc. after any of these changes will be Owners and although Charterers shall do utmost to ensure that the vessel is suitable employed any time-loss due to missing vettings etc to be for Owners account.

CLAUSE 68. Law & Arbitration Clause

This contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Contract shall be referred to an arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provision of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators unless otherwise agreed. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and If the other party does not appoint its own arbitrator and does not respond that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

CLAUSE 69. Serving Notices Clause

All notices, authorizations, approvals, waivers, requests and other communications hereunder (collectively ‘Notices’) shall be in writing, shall be addressed as provided below and shall be delivered in person, sent by facsimile or e-mail, mailed (registered and postage prepaid) or sent by a recognized international courier dispatch service. All notices shall be deemed to be properly given or made upon the earliest to occur of (a) actual delivery, (b) five (5) days after being sent by prepaid registered mail as aforesaid, (c) immediately at the time of full and effective transmission by facsimile evidenced by an error-free transmission report or e-mail and (d) at the time of actual delivery by an internationally recognized courier dispatch service. For the purposes of notices, the addresses, e-mail and facsimile numbers of the Owners and Charterers are set forth below:

- In the event of notice to the Charterers:
Mr. Shi, Guoming

Dalian Ocean Shipping Co.
Address: No. 29 QiQi Street, Zhongshan Dist., Dalian, China 116001

E-mail:  gmshi@coscodl.com
Fax No.: + 86 (411) 8280 5982

- In the event of notice to the Owners:

Shinyo Mariner Ltd,
Address: Suite 801, 8/F, Asian House, Hennessy Road 1 Wanchai, HK

 E-mail: Vanship@univan.com.hk

Tel: (852) 2527 0058

Fax: (852) 2861 0742

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

CLAUSE 70. Bills of Lading Clause

a Signatures

The Master as directed by Charterers or their agents, always within applicable laws and conventions, shall sign Bills of Lading. However, at Charterers option, Charterers or their agents may sign Bills of Lading on behalf of the Master in which case Charterers shall provide the Vessel or Owner with copies of the Bills of Lading. All Bills of lading shall be without prejudice to the Charter, and Charterers shall indemnify Owners against all consequences and liabilities which may arise from any inconsistency between the Charter and any Bills of Lading or from any documents signed by Charterers or their agents, and from any documents signed or action taken by the Master at their request, and which may arise from an irregularity in papers supplied by Charterers or their agents.

b Carriage of Cargo

Notwithstanding anything in the Charter to the contrary, the carriage of cargo under the Charter and under all Bills of lading issued for the cargo shall be subject to the statutory provisions and other terms set forth or specified in this Clause in its entirety and such terms shall be incorporated verbatim, or be deemed incorporated by reference, in any such Bill of Lading. In such Clauses and in any Act referred to therein, the word ‘Carrier’ shall include Owners and any chartered Owners of the Vessel.

c Limitation of Liability

Any provision of the Charter to the contrary notwithstanding, the Carrier shall have the benefits of all limitations of, and exemptions from, liability accorded to the Owners or chartered Owners of vessels by any statute or rule of law for the time being in effect.

d Deviation

Subject otherwise to the terms of this Charter, the Vessel shall have the liberty to sail with or without pilots, to tow or be towed, to go to the assistance of vessels in distress, to deviate for the purpose of saving life or property or of landing any ill or injured person on board, the cost of which shall be shared fifty/fifty (50/50) between Owners and Charterers.

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

e. Bill of Lading Indemnity

If Charterers requests Owners in writing to deliver a quantity of cargo at a discharge port or place either:

(i) Without prior presentation to the Vessel at the discharge port or place of one (1) of the original Bills of lading issued for the cargo, duly endorsed, and/or;

(ii) At a discharge port or place other than that specifically named in said Bills of Lading, Owner shall deliver the cargo in accordance with Charterers request if Charterers make such delivery request (‘Delivery Request’) in writing referring to this Clause of the Charter. The indemnity set out in this clause sub paragraph f. below shall automatically be deemed to be given by Charterers in favor of Owners, Vessel, any chartered Owner(s) of Vessel, Master, Vessel operators, agents and underwriters on each occasion that Owners delivers the cargo pursuant to the Delivery Request.

f. Form of Indemnity

Throughout the currency of this charter, Charterers are entitled to:

1. instruct the Master to deliver the cargo on board without production of Original Bills of Lading, or

2. to proceed to and discharge cargo at safe port or place other than that named in the Bill of Lading, or

3. to proceed to a port or place and discharge a quantity of cargo different from that stated in the original Bill of Lading.

In consideration of the foregoing, the original hard copy Letter of Indemnity (as per Appendix iv) shall be given to Owners and to be in full force and effect on each and every occasion when discharge as aforesaid takes place.

Charterers should use Owners’ P &I Club wording as per Appendix iii

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

CLAUSE 71. Drawings and Certificates Clause

The Owners shall send photocopies of the following plans and certificates to the Charterers by courier before delivery of the Vessel under this Charter:

(i) Cargo Capacity Plan

(ii) General Arrangement Plan including a Deadweight Scale

(iii) Mooring Plan

(iv) Cargo and Ballast Piping Arrangement Plan

(v) Safety Management Certificate

(vi) Document of Compliance

(vii) Suez Canal Certificate

CLAUSE 72. Crew Operational Knowledge and English Speaking Clause

Owners guarantee that there will be on board, at all times, sufficient personnel with a reasonable working knowledge of the English language to enable cargo operations at loading or discharging places to be carried out efficiently.

CLAUSE 73. Storage & Underwater Cleaning Clause

The Charterers have the option to employ the vessel as a storage tanker for up to a maximum of 180 days during the term of this Charter. During such time(s) as the vessel is employed as a storage tanker, the Master will co-operate to keep vessels consumption to a minimum, always subject to Masters discretion keeping in mind safety of the vessel and the cargo.

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

If the vessel is employed as a storage tanker, or remain idle for a period of 20 days or more, the underwater parts becomes fouled by marine growth due to such extended stay(s) and therefore the Owners will arrange for underwater cleaning including polishing of the propeller at Charterers time and cost, the cost of which Charterers shall pay together with the next due hire payment, and all time used shall count as time on-hire.

Furthermore, if the vessel is employed as a storage tanker or remain idle for a period of 20 days or more, the speed and consumption warranties as per Clause 43 herein are automatically invalidated until such time as the Owners are able to carry out a complete underwater hull cleaning, including propeller polishing, as described above.

The Owners have a program by which vessel's underwater parts will be cleaned at Owner's time and cost, but without incurring off-hire - provided maximum 12 hours used annually - whenever practically feasible and where all the equipment necessary to carry out such cleaning are readily available.

CLAUSE 74. Pumping Clause

Owner warrants that throughout the charter period, the vessel shall discharge entire cargo within 24 hours including time for stripping and COW (12 hour additional allowance for COW for all tanks or pro rate if not all tanks), or maintain average 100 psi at ship’s rail provided shore facilities can permit same. Should Vessel fail to maintain the warranted rate of discharge throughout as aforesaid, Charterers shall deduct the excess of discharge time, plus excess bunkers consumed, from the hire.

Hoses between the Vessel and the shore flanges shall be furnished by Charterers, and shall be connected and disconnected by Charterers.

CLAUSE 75. Cast Iron Clause

Owners warrant that all riser valves and fitting, outboard of the last fixed rigid support to the ship’s deck that are used in the transfer of cargo or ballast, will be made of steel or nodular iron and that only steel reducer or spacer will be used between the ship’s valve and the loading arm. The fixed rigid support must be designed to prevent both lateral and vertical movement of the transfer manifold.

CLAUSE 76. Ship-to-Ship Transfer Clause

Charterers shall have the right to load or discharge the vessel via Ship-to-Ship lighterage. Lightering and Ship-to-Ship transfer operations shall be performed in accordance with, and meet or exceed, the standards in the latest OCIMF guidelines for Ship-to-Ship transfers. Charterers shall provide at their expense necessary equipment and facilities including fenders, hoses, mooring masters, etc. for safe operations to Owners/Masters satisfaction which shall not be unreasonably withheld. Charterers shall also provide representative (mooring master and/or cargo co-coordinator) to board the vessel to give technical assistance to perform Ship-to-Ship transfer for Charterers account. Ship-to-Ship transfer operations should be performed only in ports or areas where vessel can continuously be safely afloat and permitted by relevant port authorities, and if in the US Gulf approved by U.S. Coast Guard/Port authorities to perform Ship-to-Ship Transfer. Operations shall be made under control and supervision of the Master. Charterers shall notify Owners in advance when/where/how such operations will be conducted and other information for the prior approval of Vessels underwriters. Additional insurance premium in connection with such operations, if any, shall be for Charterers account.

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

CLAUSE 77. In Transit Loss Clause

Subject to Clause 38, Owners to be responsible for any cargo in-transit loss exceeding 0.5% as determined by surveyor’s figures. In-transit loss is defined as the difference between vessel’s TCV (Total Calculated Volume) at 60 Deg. F after loading at the load port and before unloading at the discharge port based on surveyor’s figures. Calculation to be based at 60 Deg. F with API of load port. Such losses to be claimed the Owner separately (without interfering regular hire payment in full) deducted from hire at an amount equal to the FOB load port value of such cargo plus freight and insurance due with respect thereto

CLAUSE 78. House Flag/Charterers Markings/Name Clause

Charterers should be permitted to install their own equipment on the vessel, and to make the necessary electric, hydraulic, steam or water connections at their own time and expense, with liberty to remove it at their own time and expense during or at the expiry of the Charter, leaving the vessel in her original condition.

Subject to Owner’s approval, which cannot be unreasonably withheld, Charterers have liberty of changing vessel's name at the Charterers' time and expenses. Charterers ought to be authorized, if they so choose, to fly their house flag and to paint the vessel's funnel with their own colors.  Upon Charterers’ request, Owners shall have their crew work best endeavor to perform painting/repainting work as far as concerning work by ship's hands if practically possible. Labour and any other reasonable cost for Charterers account.

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

CLAUSE 79. BIMCO ISPS Clause for Time Charter Parties (amended)

A.(i) From the date of coming into force of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) in relation to the Vessel and thereafter during the currency of this Charter Party, the Owners shall procure that both the Vessel and ‘the Company’ (as defined by the ISPS Code) shall comply with the requirements of the ISPS Code relating to the Vessel and ‘the Company’. Upon request the Owners shall provide a copy of the relevant International Ship Security Certificate (or the Interim International Ship Security Certificate) to the Charterers. The Owners shall provide the Charterers with the full style contact details of the Company Security Officer (CSO).

(ii) Except as otherwise provided in this Charter Party, loss, damage, expense or delay, excluding consequential loss, caused by failure on the part of the Owners or ‘the Company’ to comply with the requirements of the ISPS Code or this Clause shall be for the Owners account.

B. Except as otherwise provided in this Charter Party, loss, damage, expense or delay, excluding consequential loss, caused by failure on the part of the Charterers to comply with this Clause shall be for the Charterers account.

C. Notwithstanding anything else contained in this Charter Party all delay, costs or expenses whatsoever arising out of or related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes and inspections, shall be for the Charterers account, unless such costs or expenses result solely from the Owners negligence. All measures required by the Owners to comply with the Ship Security Plan shall be for the Owners account.

D. If either party makes any payment which is for the other party's account according to this Clause, the other party shall indemnify the paying party.

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

CLAUSE 80. Purplefinder Clause

Charterers have the option to enroll the vessel with Purplefinder at their cost.

CLAUSE 81. Appendix Clause

Owners shall provide all the trading certificates and necessary documentations reasonably required by Charterers 5 days prior to delivery .

(i) Questionnaire 88

(ii) OCIMF VPQ

(iii) Owners LOI wordings

CLAUSE 82. Texaco Compatibility Clause

If more than three (3) grades loaded, at least three (3) grades must be compatible and owners shall not be held responsible for contamination occurring in lines or pumps between such compatible grades, nor for discolourization.

CLAUSE 83. ITOPF Clause

Owners warrant that the vessel is a member of the International Tanker Owners Pollution Federation (ITOPF) and Owners will remain such membership during the entire period of this charter party.

CLAUSE 84.Off-Hire Duration Clause

If any period of off-hire under clause 21 exceeds 45 days except for periodical dry-docking and / or repairs, then Charterers have the option to terminate this charter by giving notice in writing to Owners.

Termination shall take effect 15 days after such notice of termination is received by Owners or from any later date after 15 days stated in such notice. Upon termination in accordance with this clause, Owners shall forthwith remit to Charterers any hire paid but not earned as at the date of termination and any other monies owing, including but not limited to bunker quantities over and above those supplied by Owners on delivery.

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

This clause is without prejudice to any other rights of Charterers or obligations of Owners under this charter or otherwise.

CLAUSE 85. Vetting and Auditing Clause

Prior to delivery and immediately after delivery and then at any time during the period of this charter, Charterers shall have the right to inspect the vessel and audit the Owners safety management procedures to ensure that the vessel and safety management procedures comply with the provisions of this charter. Owners undertake to maintain such Oil Major Approvals referred to in Clause 44 above throughout the charter period.

However notwithstanding the above, should the charter party period exceed 4 months, with prior notice to the Owner, then the Charterer shall re-inspect the vessel at their own cost and time at intervals not exceeding 6 months, to ensure that certification and operating standards are maintained at the levels identified at the initial inspection.

The Charterer shall notify the Owners in writing of any defect and/or non-compliance and the Owners shall rectify such defect and/or non-compliance as soon as is reasonably practical, but in any event no later than 30 days after receipt of Charterers' notice. All cost and time lost directly in rectifying such defects and/or non-compliances shall be for Owners' account.

If the Owners do not rectify defects and/or non-compliances within 30 days without reasonable cause after receipt of Charterers' notice, the Charterer shall have the right

(a)	to put the vessel off hire forthwith, until such time as the Oil Major approval has been reobtained; and/or

(b)	to cancel this charter.

Such option shall be declared within 10 working days of the expiry of this 30 day period, otherwise this CP remain in force.

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

Neither the exercise, the non-exercise, nor anything done or not done in the exercise or non-exercise of such right by the Charterer, shall reduce the responsibility of the Owner or the master to the Charterer or in respect of the vessel and her operation, nor increase the Charterers' responsibilities to the Owner or for the same.

CLAUSE 86. ISM Code Compliance Clause

Owners undertake that from the date of coming into force of the international management code for the safe operation of ships and for the pollution prevention (the international safety management (ISM) code) (the ‘ISM’ code) on the 1st July 1998, and for the duration of this charter, the vessel and "the company" (as defined in the ISM code) shall comply with the Requirements of the ISM code. The Charterers may at any time with advance notice request an inspection of the relevant document of compliance and/or Safety Management certificate, and upon receipt of such a request the Owners shall forthwith provide the same.

Without prejudice to any rights or remedies available to the Charterers under the terms of this charter or under English Law, in the event of a breach of the above undertaking, any loss, damage, expense or delay following therefrom shall be for the Owners' account.

CLAUSE 87. ITWF Clause

Owners undertake to ensure that the terms of employment of the vessel's staff and crew will always remain acceptable to the International Transport Worker's Federation.

CLAUSE 88. Unique Identifier Clause

If Charterers require the vessel to discharge at a port within the jurisdiction of the US customs service, the master shall insert Charterer’s unique identifier Code (SCAC Code) as referred to in Clause 60(iv) hereinabove, on each Bill of Lading accompanying a shipment of imported cargo in accordance with US customs regulations (19 cfr parts 4 and 178). Charterer shall provide Owner on request with details of their unique identifier in respect of any cargo carried.

CLAUSE 89. Oil Spill Response and Emergency Contacts Clause

Owners are to advise Charterers of names of qualified individuals for OPA response. And Owners personnel together with the relevant telephone/fax/telex numbers who may be contacted on a 24 hour basis in event of oil spill or emergency

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

CLAUSE 90. Casualty Reporting Clause

In the event that the vessel is involved in an accident the casualty emergency response should be applied. This instruction is to be followed in the case of an emergency such as a fatality or multiple serious injuries, collision, grounding, fire, pollution or other incident where immediate assistance is required or adverse reaction from authorities, media, non governmental organisations (ngo's), or the general public may be expected. The aim of the procedure is to speed up the response to an emergency, with benefit to all concerned

Notification by either telephone or telex should contain the following information:

Name of ship
Nature of emergency (collision, grounding etc.)
Position of ship (lat. Long., port)
Nature and extent of damage
Fatalities and/or personal injuries - if any
State of sea or weather.
Name, nationality and type of other ship(s) involved
In the event of a cargo spill the message should include the local time, date and location of the spill.
Name of the Owner of the installation (if in port) and whether at a jetty, cbm, sbm etc
Type of oil e.g. crude, black, white, lubes etc.
Cause if known e.g. overflow, hose burst defective shore pipeline, hull defect, leaking ships valves etc
Estimated quantity spilled
Estimated rate of spill if continuing
Whether cleanup is being attempted
Whether towage is required
Any other relevant comments
Time of origin of each report

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

The foregoing casualty reporting obligations shall be in addition to any such obligations which Owners may require of the master in the event of a casualty.

CLAUSE 91. Cargo Retention Clause

If during a voyage under this charter any quantity of cargo remaining on board the Vessel (‘ROB) upon completion of discharge is judged by an independant surveyor appointed by Charterers to be liquid and pumpable, or if Charterers can show that the ROB would have been liquid and pumpable if Owners and/or Master, officers and crew had followed Charterers’ instructions for the management of the cargo, then Charterers shall be entitled to claim any directly related costs or damages relating to such quantity of cargo remaining on board provided that such ROB is brought to by fault or obmission on part of Owner, Master and/or Ship’s Crews.

CLAUSE 92. Vessel Tracking System Clause

Charterers may from the time of fixing until completion of the charter period employ an Inmarsat C tracking system on the vessel. All registration and communication costs relating to this tracking system will be for Charterer’s account. Charterers will advise when the system is operative and confirm termination on completion of the charter. Owners to supply the following information, which will form part of this clause:

Inmarsat C number (9 digits beginning with 4):
Manufacturer, make, etc.:
Model Number:
Terminal S/W version if known:

 CLAUSE 93. Single Hull Clause

During the currency of this Charter, in the event that there are 3 or more countries/areas out of South Korea, Japan, India, Indonesia, Thailand, Singapore and Taiwan that would enforce phase out of single-hull oil tankers, and/or in the event of  P.R. China banning transport of crude oil in single-hull oil tankers without exception (i.e: such as CAP rating/existing charter agreement etc.), Charterers shall have the right to cancel the Charter after 30th March 2010.

MT SHINYO MARINER
TIME CHARTER PARTY DATED JANUARY 18TH, 2007

CLAUSE 94. Commission Clause

1.25% address commission to Dosco and 1.25% brokerage commission to Seagos are payable by owners to Dosco and Seagos on the actual amount of monies earned and as paid.

CLAUSE 95. Private and Confidential Clause

Both parties shall keep this fixture and eventual charter private and confidential.

END